Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
SECOND QUARTER 2014 RESULTS
Total Revenues Increased 1.7%
Revenue Increased Over 32% in Acceptance Now and Over 56% in Mexico
Diluted Earnings per Share of $0.33, Including a Restructuring Charge of Approximately $0.05 per Diluted Share Related to Store Consolidation Plan
______________________________________________
Plano, Texas, July 21, 2014 — Rent-A-Center, Inc. (the "Company") (NASDAQ/NGS: RCII), the nation's largest rent-to-own operator, today announced results for the quarter ended June 30, 2014.
Second Quarter 2014 Results
Total revenues were $773.2 million, an increase of $12.7 million from total revenues of $760.5 million for the same period in the prior year. This 1.7% increase in total revenues was primarily due to increases of approximately $38.3 million in the Acceptance Now segment and approximately $6.4 million in the Mexico segment, partially offset by a decrease of approximately $30.4 million in the Core U.S. segment.
Same store sales increased 0.6% as compared to the same period in the prior year, primarily attributable to increases of 25.1% and 17.0% in the Acceptance Now and Mexico segments, respectively, partially offset by a 4.7% decrease in the Core U.S. segment.
Net earnings and net earnings per diluted share were $17.5 million and $0.33, respectively, as compared to $41.9 million and $0.76, respectively, for the same period in the prior year. Net earnings and net earnings per diluted share for the quarter ended June 30, 2014 were reduced by a $4.4 million pre-tax restructuring charge, and approximately $0.05 per diluted share, respectively, related to the consolidation of 150 stores into existing Core U.S. stores as discussed below.
Adjusted net earnings per diluted share were $0.38, when excluding the pre-tax restructuring charge, as compared to net earnings per diluted share of $0.76 for the same period in the prior year. These results include dilution related to the Mexico segment of approximately $0.08 per diluted share in the current quarter and $0.07 per diluted share for the same period in the prior year.
“As announced on July 10, we faced a difficult retail environment in the second quarter, not unlike many retailers that serve a similar demographic. As a result, revenue and earnings for the second quarter 2014 did not meet expectations,” said Robert D. Davis, the Chief Executive Officer of Rent-A-Center, Inc.
“We acknowledge the challenging retail environment is not a justification for our financial results, but rather an opportunity to better serve our customers and improve our operating performance. We believe we are up to this challenge. To that end, we have rolled out an exciting new product - smartphones and no-contract airtime plans - this month in substantially all of our Core U.S. stores. In addition, we are in the midst of executing on our transformative strategic initiatives outlined at our investor day and look forward to updating you on our progress during tomorrow’s conference call,” Mr. Davis concluded.
Six Months Ended June 30, 2014 Results
Total revenues were $1,607.0 million, an increase of $27.2 million from total revenues of $1,579.8 million in the same period in the prior year. This 1.7% increase in total revenues was primarily due to increases of approximately $85.3 million in the Acceptance Now segment and approximately $12.8 million in the Mexico segment, partially offset by a decrease of approximately $68.1 million in the Core U.S. segment.
Same store sales decreased 0.2% as compared to the same period in the prior year, primarily attributable to a 5.5% decrease in the Core U.S. segment, partially offset by increases of 25.6% and 18.5% in the Acceptance Now and Mexico segments, respectively.
Net earnings and net earnings per diluted share were $46.4 million and $0.87, respectively, as compared to $88.0 million and $1.55, respectively, in the same period in the prior year.

Net earnings and net earnings per diluted share for the six months ended June 30, 2014, were impacted by the following significant items, as discussed below:

•	A $4.4 million pre-tax restructuring charge, and approximately $0.05 per diluted share, respectively, related to the consolidation of 150 stores into existing Core U.S. stores; and

•	A $1.9 million pre-tax financing charge, and approximately $0.03 per diluted share, respectively, to write off unamortized financing costs from the previous credit agreement.
Collectively, these items reduced net earnings per diluted share by approximately $0.08.
Adjusted net earnings per diluted share were $0.95, when excluding the items above, as compared to net earnings per diluted share of $1.55 for the same period in the prior year. These results include dilution related to the Mexico segment of approximately $0.15 per diluted share in the current six-month period and $0.12 per diluted share for the same period in the prior year.
For the six months ended June 30, 2014, the Company generated cash flow from operations of approximately $69.0 million, while ending the quarter with approximately $68.1 million of cash on hand. The Company will pay its 17th consecutive quarterly cash dividend on July 24, 2014.
2014 Guidance

•	2.5% to 4.0% total revenue growth for 2014.

◦	2.0% to 3.0% for Q3'14.

•	1.5% to 2.5% same store sales growth for 2014.

◦	2.0% to 3.0% for Q3'14.

▪	(3.5%) to (4.5%) for Core U.S. segment in Q3'14.

▪	25% to 30% for Acceptance Now segment in Q3'14.

▪	15% to 20% for Mexico segment in Q3'14.

•	EBITDA in the range of $300 to $310 million for 2014.

•	Annual effective tax rate in the range of 37% to 38% for 2014.

◦	33% to 34% for Q3'14.

•	Diluted earnings per share in the range of $2.00 to $2.15 for 2014, including approximately $0.25 per share dilution related to Mexico.

◦	$0.43 to $0.51 for Q3'14.

•	Capital expenditures of approximately $95 million.

•	The Company expects to open approximately 190 domestic Acceptance Now kiosks.

•	The Company expects to open approximately 30 rent-to-own store locations in Mexico, all of which were opened in the six months ended June 30, 2014.

•
The 2014 guidance does not include the potential impact of any repurchases of common stock the Company may make, changes in future dividends, material changes in outstanding indebtedness, or the potential impact of acquisitions, dispositions or store closures that may be completed or occur after July 21, 2014.

"We believe the macro-environment will continue to be challenging in the back half of the year and as a result expect soft customer demand in our Core U.S. segment to persist," said Mr. Davis. "We are excited about the smartphone rollout in the third quarter; however, we believe the impact to our third quarter results will be minimal and expect our diluted earnings per share to be similar to the third quarter of 2013. We believe the smartphone sales trend will accelerate, providing a significant impact in the fourth quarter and giving us confidence in our ability to achieve our updated annual diluted earnings per share guidance," Mr. Davis concluded.

2014 Significant Items
Restructuring Charge. During the second quarter of 2014, the Company closed 150 Core U.S. stores and merged those accounts into existing Core U.S. stores as part of a multi-year program to improve profitability in the Core U.S. segment. The decision to close these stores was based on management's analysis and evaluation of the markets in which the Company operates, including market share, operating results, competitive positioning and growth potential for the affected stores. The store closures resulted in a pre-tax restructuring charge of $4.4 million during the second quarter of 2014. This charge included approximately $3.2 million of accelerated depreciation expense for fixed assets, leasehold improvements and write-off of merchandise inventory, $0.9 million in early lease termination costs and $0.3 million of other operating costs to decommission the stores. This restructuring charge reduced net earnings per diluted share by approximately $0.05 in both the three-month and six-month periods ended June 30, 2014.
We have not recorded a liability for future lease obligations on these properties as the fair value of the liability at the cease-use date was reduced to zero by estimated sublease rentals that could be obtained for the properties. Accordingly, future lease obligations of approximately $4.4 million that remain as of June 30, 2014, will either be expensed monthly as paid or recognized in full upon negotiation of early termination. Approximately $1.8 million of these remaining lease obligations are scheduled to be paid in the second half of 2014, and substantially all the remainder are scheduled to be paid out through 2016.
Senior Credit Facility Financing Charge. During the first quarter of 2014, the Company recorded a pre-tax charge of approximately $1.9 million to write off unamortized financing costs from the previous credit agreement closed in July 2011. This financing charge reduced net earnings per diluted share by approximately $0.03 for the six-month period ended June 30, 2014.

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Rent-A-Center, Inc. will host a conference call to discuss the second quarter results, guidance and other operational matters on Tuesday morning, July 22, 2014, at 10:45 a.m. ET. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,025 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,360 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 180 rent-to-own stores operating under the trade names of "Rent-A-Center", "ColorTyme", and "RimTyme". For additional information about the Company, please visit our website at www.rentacenter.com.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company's actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; economic pressures, such as high fuel costs, affecting the disposable income available to the Company's current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial performance of the Core U.S. segment; the Company’s ability to develop and successfully execute the competencies and capabilities which are the focus of the Company’s multi-year program designed to transform and modernize the Company’s operations; costs associated with the Company's multi-year program designed to transform and modernize the Company’s operations; the Company’s ability to successfully market smartphones and related services to its customers; the Company's ability to develop and successfully implement digital electronic commerce capabilities; the Company's ability to retain the revenue from customer accounts merged into another store location as a result of the store consolidation plan; the Company's ability to execute and the effectiveness of the store consolidation; rapid inflation or deflation in prices of the Company's products; the Company's available cash flow; the Company's ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company's brand; uncertainties regarding the ability to open new locations; the Company's ability to acquire additional stores or customer accounts on favorable terms; the Company's ability to control costs and increase profitability; the Company's ability to enhance the performance of acquired stores; the Company's ability to retain the revenue associated with acquired customer accounts; the Company's ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company's compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the Company's ability to protect the integrity and security of individually identifiable data of its customers and employees; the impact of any breaches in data security or other disturbances to the Company's information technology and other networks; changes in the Company's stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company's effective tax rate; fluctuations in foreign currency exchange rates; the Company's ability to maintain an effective system of internal controls; the resolution of the Company's litigation; and the other risks detailed from time to time in the Company's SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2013, and its quarterly report on Form 10-Q for the quarter ended March 31, 2014. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS
(Unaudited)

(In thousands, except per share data)	Three Months Ended June 30,
	2014		2014	2013 (2)
	Before		After	After
	Significant Items		Significant Items	Significant Items
	(Non-GAAP		(GAAP	(GAAP
	Earnings)		Earnings)	Earnings)
Total Revenues	$773,217		$773,217	$760,511
Operating Profit	44,536		40,159	77,230
Net Earnings	20,216	(1)	17,533	41,876
Diluted Earnings per Common Share	$0.38	(1)	$0.33	$0.76
Adjusted EBITDA	$65,164		$65,164	$97,155

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$32,985	(1)	$28,608	$67,557
Add back:
Restructuring charge	—		4,377	—
Finance charges from refinancing	—		—	—
Interest Expense, net	11,551		11,551	9,673
Depreciation of Property Assets	18,583		18,583	18,760
Amortization and Write-down of Intangibles	2,045		2,045	1,165

Adjusted EBITDA	$65,164		$65,164	$97,155
(1) Excludes the effects of a $4.4 million pre-tax restructuring charge related to the consolidation of 150 stores as discussed above. This charge reduced net earnings and net earnings per diluted share for the quarter ended June 30, 2014, by approximately $2.7 million and $0.05, respectively.
(2) As discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, we identified errors in accounting for our estimates for rental merchandise reserves and for the allowance for doubtful accounts, resulting in an immaterial overstatement of on rent merchandise and understatements of held for rent merchandise and receivables which affected periods through December 31, 2013. We increased (decreased) previously reported salaries and other expenses, operating profit, income tax expense and net earnings by $0.2 million, $(0.2) million, $(0.1) million and $(0.1) million in our historical financial statement highlights and financial statements for the three-month period ended June 30, 2013, reported herein.

(In thousands, except per share data)	Six Months Ended June 30,
	2014		2014	2013 (4)
	Before		After	After
	Significant Items		Significant Items	Significant Items
	(Non-GAAP		(GAAP	(GAAP
	Earnings)		Earnings)	Earnings)
Total Revenues	$1,606,963		$1,606,963	$1,579,792
Operating Profit	104,299		99,922	156,014
Net Earnings	50,287	(3)	46,390	88,009
Diluted Earnings per Common Share	$0.95	(3)	$0.87	$1.55
Adjusted EBITDA	$144,813		$144,813	$195,302

Reconciliation to Adjusted EBITDA:

Earnings Before Income Taxes	$81,583	(3)	$75,260	$138,633
Add back:
Restructuring charge	—		4,377	—
Finance charges from refinancing	—		1,946	—
Interest Expense, net	22,716		22,716	17,381
Depreciation of Property Assets	37,722		37,722	37,233
Amortization and Write-down of Intangibles	2,792		2,792	2,055

Adjusted EBITDA	$144,813		$144,813	$195,302
(3) Excludes the effects of a $4.4 million pre-tax restructuring charge in the second quarter related to the consolidation of 150 stores as discussed above, and the effects of a $1.9 million pre-tax charge in the first quarter to write off unamortized financing costs from the previous credit agreement closed in July 2011. These charges reduced net earnings and net earnings per diluted share for the six months ended June 30, 2014, by approximately $3.9 million and $0.08, respectively.
(4) As discussed in our Annual Report on Form 10-K for the year ended December 31, 2013, we identified errors in accounting for our estimates for rental merchandise reserves and for the allowance for doubtful accounts, resulting in an immaterial overstatement of on rent merchandise and understatements of held for rent merchandise and receivables which affected periods through December 31, 2013. We increased (decreased) previously reported salaries and other expenses, operating profit, income tax expense and net earnings by $0.7 million, $(0.7) million, $(0.3) million and $(0.4) million in our historical financial statement highlights and financial statements for the six-month period ended June 30, 2013, reported herein. We also increased (decreased) previously reported accounts receivable, on rent rental merchandise inventory, held for rent rental merchandise, total assets, total liabilities and stockholders' equity by $4.3 million, $(15.5) million, $1.2 million, $(10.0) million, $(3.8) million and $(6.2) million, respectively, at June 30, 2013.

(In thousands of dollars)	June 30,
	2014	2013 (4)
Cash and Cash Equivalents	$68,068	$78,491
Receivables, net	59,520	52,627
Prepaid Expenses and Other Assets	75,063	70,441
Rental Merchandise, net
On Rent	855,821	833,725
Held for Rent	247,375	219,485
Total Assets	$3,017,760	$2,930,459

Senior Debt	$393,238	$323,775
Senior Notes	550,000	550,000
Total Liabilities	1,647,118	1,610,457
Stockholders' Equity	$1,370,642	$1,320,002

Rent-A-Center, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013 (2)	2014	2013 (4)
Revenues
Store
Rentals and fees	$684,134	$668,947	$1,378,302	$1,342,551
Merchandise sales	59,610	59,790	167,671	173,363
Installment sales	18,054	17,537	36,410	34,664
Other	3,734	5,001	7,992	9,761
Franchise
Merchandise sales	5,963	7,843	13,287	16,676
Royalty income and fees	1,722	1,393	3,301	2,777
	773,217	760,511	1,606,963	1,579,792
Cost of revenues
Store
Cost of rentals and fees	177,512	168,928	355,382	336,847
Cost of merchandise sold	47,113	47,260	126,730	133,559
Cost of installment sales	6,358	6,189	12,740	12,158
Franchise cost of merchandise sold	5,737	7,514	12,737	15,930
	236,720	229,891	507,589	498,494
Gross profit	536,497	530,620	1,099,374	1,081,298
Operating expenses
Salaries and other expenses	443,799	413,865	901,429	846,056
General and administrative expenses	46,117	38,360	90,854	77,173
Amortization and write-down of intangibles	2,045	1,165	2,792	2,055
Restructuring charge	4,377	—	4,377	—
	496,338	453,390	999,452	925,284

Operating profit	40,159	77,230	99,922	156,014
Finance charges from refinancing	—	—	1,946	—
Interest expense	11,796	9,856	23,197	17,857
Interest income	(245)	(183)	(481)	(476)
Earnings before income taxes	28,608	67,557	75,260	138,633
Income tax expense	11,075	25,681	28,870	50,624
NET EARNINGS	$17,533	$41,876	$46,390	$88,009

Basic weighted average shares	52,824	54,885	52,809	56,416

Basic earnings per common share	$0.33	$0.76	$0.88	$1.56

Diluted weighted average shares	53,074	55,253	53,047	56,794

Diluted earnings per common share	$0.33	$0.76	$0.87	$1.55

Rent-A-Center, Inc. and Subsidiaries

SEGMENT INFORMATION HIGHLIGHTS
(Unaudited)

On January 1, 2014, the Company realigned its reporting structure to include its 18 Canadian stores in the Core U.S. segment, which were previously reported in the International segment. The accompanying prior-year amounts and store counts have been revised to reflect this change, and we now refer to the segment formerly reported as "International" as "Mexico" since only that country's results are reported therein.

(In thousands of dollars)	Three Months Ended June 30, 2014
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Revenue	$592,040	$155,797	$17,695	$7,685	$773,217
Gross profit	431,920	89,876	12,753	1,948	536,497
Operating profit (loss)	28,161	18,399	(6,818)	417	40,159
Depreciation of property assets	17,884	1,426	1,788	51	21,149
Amortization and write-down of intangibles	1,903	142	—	—	2,045
Capital expenditures	13,685	3,073	1,584	—	18,342

(In thousands of dollars)	Three Months Ended June 30, 2013
	Core U.S.	Acceptance Now	Mexico	Franchising	Total (2)
Revenue	$622,469	$117,493	$11,313	$9,236	$760,511
Gross profit	451,920	68,770	8,208	1,722	530,620
Operating profit (loss)	65,656	17,394	(6,362)	542	77,230
Depreciation of property assets	16,203	1,162	1,375	20	18,760
Amortization and write-down of intangibles	1,023	142	—	—	1,165
Capital expenditures	20,191	2,262	2,731	—	25,184

(In thousands of dollars)	Six Months Ended June 30, 2014
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Revenue	$1,226,803	$330,004	$33,568	$16,588	$1,606,963
Gross profit	888,509	182,783	24,231	3,851	1,099,374
Operating profit (loss)	72,018	39,976	(13,095)	1,023	99,922
Depreciation of property assets	33,921	2,850	3,431	86	40,288
Amortization and write-down of intangibles	2,508	284	—	—	2,792
Capital expenditures	31,721	5,857	3,872	—	41,450
Rental merchandise, net
On rent	538,222	296,133	21,466	—	855,821
Held for rent	227,118	8,139	12,118	—	247,375
Total assets	2,545,380	396,158	74,361	1,861	3,017,760

(In thousands of dollars)	Six Months Ended June 30, 2013
	Core U.S.	Acceptance Now	Mexico	Franchising	Total (4)
Revenue	$1,294,877	$244,656	$20,806	$19,453	$1,579,792
Gross profit	926,992	135,877	14,906	3,523	1,081,298
Operating profit (loss)	132,734	33,044	(11,009)	1,245	156,014
Depreciation of property assets	32,377	2,251	2,565	40	37,233
Amortization and write-down of intangibles	1,770	285	—	—	2,055
Capital expenditures	35,243	4,202	5,376	—	44,821
Rental merchandise, net
On rent	581,363	240,010	12,352	—	833,725
Held for rent	209,091	3,506	6,888	—	219,485
Total assets	2,542,102	328,644	58,104	1,609	2,930,459

SAME STORE SALES
(Unaudited)

	2014				2013
Period	Core U.S.	Acceptance Now	Mexico	Total	Core U.S.	Acceptance Now	Mexico	Total
Three months ended March 31,	(6.1)%	26.1%	20.3%	(0.8)%	(8.7)%	33.8%	80.0%	(4.3)%
Three months ended June 30,	(4.7)%	25.1%	17.0%	0.6%	(5.8)%	32.0%	61.3%	(1.6)%
Six months ended June 30,	(5.5)%	25.6%	18.5%	(0.2)%	(7.3)%	32.9%	69.3%	(3.0)%

Rent-A-Center, Inc. and Subsidiaries

LOCATION ACTIVITY
(Unaudited)

	Location Activity - Three Months Ended June 30, 2014
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Locations at beginning of period	2,997	1,355	173	178	4,703
New location openings	2	25	8	8	43
Acquired locations remaining open	1	—	—	—	1
Closed locations
Merged with existing locations	144	21	5	—	170
Sold or closed with no surviving location	9	—	—	6	15
Locations at end of period	2,847	1,359	176	180	4,562
Acquired locations closed and accounts merged with existing locations	6	—	—	—	6

	Location Activity - Three Months Ended June 30, 2013
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Locations at beginning of period	3,001	1,053	110	224	4,388
New location openings	2	110	20	2	134
Acquired locations remaining open	3	—	—	—	3
Closed locations
Merged with existing locations	14	10	—	—	24
Sold or closed with no surviving location	2	—	—	5	7
Locations at end of period	2,990	1,153	130	221	4,494
Acquired locations closed and accounts merged with existing locations	9	—	—	—	9

	Location Activity - Six Months Ended June 30, 2014
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Locations at beginning of period	3,010	1,325	151	179	4,665
New location openings	8	85	30	9	132
Acquired locations remaining open	1	—	—	—	1
Closed locations
Merged with existing locations	163	50	5	—	218
Sold or closed with no surviving location	9	1	—	8	18
Locations at end of period	2,847	1,359	176	180	4,562
Acquired locations closed and accounts merged with existing locations	6	—	—	—	6

	Location Activity - Six Months Ended June 30, 2013
	Core U.S.	Acceptance Now	Mexico	Franchising	Total
Locations at beginning of period	3,008	966	90	224	4,288
New location openings	9	208	40	5	262
Acquired locations remaining open	6	—	—	—	6
Closed locations
Merged with existing locations	30	21	—	—	51
Sold or closed with no surviving location	3	—	—	8	11
Locations at end of period	2,990	1,153	130	221	4,494
Acquired locations closed and accounts merged with existing locations	13	—	—	—	13